Exhibit 99.1

News Release

Mercury Systems Reports Second Quarter Fiscal 2015 Results,
Raises FY15 Earnings Guidance

Financial highlights include:

Revenue up 12% over prior year
Adjusted EBITDA more than doubles year-over-year
Income from continuing operations of $2.9 million, $0.09 per share
Backlog up 51% year-over year

Expects to achieve target business model for fiscal 2015

CHELMSFORD, Mass. - January 27, 2015 - Mercury Systems, Inc. (NASDAQ: MRCY, www.mrcy.com), a leading high-tech commercial provider of more affordable secure and sensor processing subsystems powering today’s critical defense and intelligence applications, reported operating results for its second quarter of fiscal 2015, which ended December 31, 2014.

Second Quarter Fiscal 2015 Results
Second quarter fiscal 2015 revenues were $57.1 million, an increase of $6.2 million, or 12.0%, compared to the second quarter of fiscal 2014, as revenues from defense customers increased $4.9 million and revenues from commercial customers increased $1.3 million.

GAAP income from continuing operations for the second quarter of fiscal 2015 was $2.9 million, or $0.09 per share, compared to GAAP loss from continuing operations of ($0.8) million, or ($0.02) per share, for the prior year’s second quarter. Second quarter fiscal 2015 GAAP income per share from continuing operations included $0.02 of restructuring and other charges and $0.03 for amortization of intangible assets. Second quarter fiscal 2014 GAAP loss per share from continuing operations included $0.04 for amortization of intangible assets.

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Mercury Reports Second Quarter Fiscal 2015 Results, Page 2

Second quarter fiscal 2015 GAAP income from continuing operations included approximately $1.0 million in tax expense, $1.6 million in depreciation expense, $1.8 million in amortization of intangible assets, $1.2 million in restructuring and other charges and $2.3 million in stock-based compensation costs. Second quarter fiscal 2015 adjusted EBITDA (income from continuing operations before interest income and expense, income taxes, depreciation, amortization of intangible assets, restructuring and other charges, impairment of long-lived assets, acquisition costs and other related expenses, fair value adjustments from purchase accounting, and stock-based compensation costs) was $10.7 million, more than doubling $5.2 million for the prior year’s second quarter.

GAAP loss from discontinued operations, net of income taxes, for the second quarter of fiscal 2015 was ($2.6) million, or ($0.08) per share, compared to GAAP loss from discontinued operations, net of income taxes, of ($0.3) million, or ($0.01) per share, for the prior year’s second quarter. Second quarter fiscal 2015 GAAP loss from discontinued operations, net of income taxes, includes a $2.3 million, or ($0.07) per share, goodwill impairment charge related to discontinued operations.

Total GAAP net income for the second quarter of fiscal 2015 was $0.3 million, or $0.01 per share, compared to total GAAP net loss of ($1.0) million, or ($0.03) per share, for the prior year’s second quarter.

Cash flows from operating activities were a net inflow of $8.2 million in the second quarter of fiscal 2015, compared to a net inflow of $7.4 million in the second quarter of fiscal 2014. Free cash flow, defined as cash flow from operating activities less capital expenditures, was a net inflow of $7.0 million in the second quarter of fiscal 2015, compared to a net inflow of $4.5 million in the second quarter of fiscal 2014. Cash and cash equivalents as of December 31, 2014 were $57.0 million, an increase of $9.7 million from June 30, 2014.

The Company’s Mercury Intelligence Systems (MIS) subsidiary was classified for accounting purposes as a discontinued operation in the fourth quarter of fiscal 2014 based on the Company’s strategic decision to divest that business. Accordingly, the financial results of MIS are excluded from the Company’s reported financial results from continuing operations for all periods referenced in this

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Mercury Reports Second Quarter Fiscal 2015 Results, Page 3

release. The sale of MIS was concluded earlier this month and will have a small positive impact to cash in the third fiscal quarter.

Management Comments
“Mercury’s strong momentum continued through the second quarter of fiscal 2015 as we again delivered strong growth at the top and bottom lines,” said Mark Aslett, President and CEO, Mercury Systems. “Our results from continuing operations for the second fiscal quarter were significantly better than the prior year, with revenue increasing 12%, adjusted EBITDA doubling, and GAAP income from continuing operations and cash flow from operations both increasing significantly.

“Mercury’s double-digit revenue growth, even more rapid expansion of adjusted EBITDA and income from operations, and ability to build backlog in the current fiscal environment speak volumes about the strategy we have pursued. Our continued momentum, coupled with the operating leverage yielded by our now-completed integration plan, reinforce our confidence in achieving our target business model for fiscal 2015. Already, this has begun translating into increased shareholder value,” Aslett concluded.

Backlog
Mercury’s total backlog relating to continuing operations at December 31, 2014 was $192.1 million, a $65.1 million increase compared to December 31, 2013. Of the December 31, 2014 total backlog, $148.3 million represents orders expected to be shipped over the next 12 months. The defense backlog at December 31, 2014 was $178.6 million, a $69.5 million increase from December 31, 2013.

Bookings for the second quarter of fiscal 2015 were $44.0 million, a 7% decrease compared to $47.4 million for the second quarter of fiscal 2014. The total book-to-bill ratio was 0.8 for the second quarter of fiscal 2015, compared to 0.9 for the second quarter of fiscal 2014. Bookings for the first half of fiscal 2015 were $129.1 million, a 39% increase compared to $92.6 million for the first half of fiscal 2014. The total book-to-bill ratio was 1.2 for the first half of fiscal 2015, compared to 0.9 for the first half of fiscal 2014.

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Mercury Reports Second Quarter Fiscal 2015 Results, Page 4

Revenues by Reporting Segment
Mercury Commercial Electronics (MCE) - Revenues for the second quarter of fiscal 2015 from MCE were $52.7 million, representing an increase of $7.7 million, or 17%, from the second quarter of fiscal 2014. The increase in revenues compared to last year’s second quarter related primarily to higher Patriot, SEWIP and F-35 program revenue. Approximately 93% of MCE revenues for the second quarter of fiscal 2015 related to defense business, as compared to approximately 95% in the second quarter of fiscal 2014.

Mercury Defense Systems (MDS) - Revenues for the second quarter of fiscal 2015 from MDS were $4.8 million, a decrease of $3.6 million from the second quarter of fiscal 2014.

The revenues by reporting segment do not include adjustments to eliminate inter-company revenues of $0.5 million included in those reporting segments in the second quarter of fiscal 2015 and $2.6 million in the second quarter of fiscal 2014.

Business Outlook

This section presents our current expectations and estimates, given current visibility, on our business outlook for the current fiscal quarter and fiscal year 2015. It is possible that actual performance will differ materially from the estimates given, either on the upside or on the downside. Investors should consider all of the risks with respect to these estimates, including those listed in the Safe Harbor Statement below and in our periodic filings with the U.S. Securities and Exchange Commission, and make themselves aware of how these risks may impact our actual performance.

For the third quarter of fiscal 2015, revenues are currently forecasted to be in the range of $56.0 million to $60.0 million. At this range, GAAP income per share from continuing operations is expected to be in the range of $0.10 to $0.14 per share. Projected GAAP income per share from continuing operations includes $0.03 per share of amortization of intangible assets.

Adjusted EBITDA for the third quarter of fiscal 2015 is expected to be in the range of $10.5 million to $12.0 million.

Revenues for fiscal year 2015 are projected to be in the range of $228.0 million to $236.0 million, representing 9% to 13% revenue growth relative to fiscal 2014. At this range, GAAP income per share from continuing operations is forecasted to be higher than our prior guidance due to the

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Mercury Reports Second Quarter Fiscal 2015 Results, Page 5

Company’s strong year-to-date performance, and is now projected to be in the range of $0.33 to $0.39 per share. Projected fiscal 2015 GAAP income per share from continuing operations includes $0.05 per share of restructuring charges and $0.13 per share for amortization of intangible assets.

Adjusted EBITDA for fiscal 2015 is also forecasted to be higher than our previous guidance, and is currently expected to be in the range of $41.0 million to $44.0 million.

Recent Highlights
December - Mercury Systems announced that its Mercury Defense Systems subsidiary received a $4.5 million order from a leading defense prime contractor for EO/IR processing subsystems for an airborne surveillance application. The order was booked in the Company’s fiscal 2015 second quarter and is expected to be shipped over the next several quarters.

December - Mercury announced it received a $3.6 million order from a leading defense prime contractor for advanced radio frequency (RF) products for a naval electronic warfare (EW) application. The order was booked in the Company’s fiscal 2015 second quarter and is expected to be shipped over the next several quarters.

December - Mercury announced it received a $2.5 million follow-on order from a leading defense prime contractor for high-performance digital signal processing modules for use in unmanned airborne synthetic aperture radar (SAR) and ground moving target indication (GMTI) radar applications. The order was booked and shipped in the Company’s fiscal 2015 second quarter.

December - Mercury announced it received a $2.6 million purchase order relating to a sensor processing application for fighter aircraft. The order was booked in the Company’s fiscal 2015 second quarter.

December - Mercury announced that its Mercury Defense Systems subsidiary received a $1.2 million order from a leading international aerospace and defense company for radar environment simulation equipment to support European Fighter Aircraft (EFA). The order was booked in the Company’s fiscal 2015 second quarter and is expected to be shipped by its fiscal 2016 third quarter.

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Mercury Reports Second Quarter Fiscal 2015 Results, Page 6

October - Mercury announced the appointment of Michael Ruppert to the position of Senior Vice President, Strategy and Corporate Development, reporting to Mercury’s President and Chief Executive Officer, Mark Aslett, effective November 17, 2014. Mr. Ruppert brings fifteen years of investment banking experience spanning mergers and acquisitions, capital formation, strategy development and execution, as well as transaction execution for a wide range of companies in the aerospace and defense markets.

October - Mercury announced it received a $5.7 million follow-on order from a leading defense prime contractor for high performance digital signal processing subsystems and related services for a naval radar application. The order was booked in the Company’s fiscal 2015 second quarter and is expected to be fulfilled over the next several quarters.

October - Mercury announced that its Mercury Defense Systems (MDS) subsidiary received a $2.6 million follow-on order against its 5 year sole source basic ordering agreement (BOA) to deliver advanced Digital RF Memory (DRFM) jammers to the U.S. Navy. The order was received in the Company's fiscal 2015 second quarter and is expected to be shipped by the end of its fiscal 2016 third quarter.

October - Mercury announced its OpenRFM™ standards initiative designed to streamline the integration of RF and digital subsystems in advanced sensor processing applications with the goal of creating more affordable, flexible and open standards-based solutions. This initiative directly addresses Department of Defense (DoD) procurement mandates including open systems architectures, interoperability, technology re-use and affordability.

October - Mercury announced it received a $8.8 million follow-on order from a leading defense prime contractor for advanced radio frequency (RF) microwave tuners and intermediate frequency (IF) receivers for a naval electronic warfare (EW) application. The order was booked in the Company’s fiscal 2015 second quarter and is expected to be shipped by its fiscal 2015 third quarter.

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Mercury Reports Second Quarter Fiscal 2015 Results, Page 7

Conference Call Information
Mercury will host a conference call and simultaneous webcast on Tuesday, January 27, 2015 at 5:00 p.m. ET to discuss the second quarter fiscal 2015 results and review its financial and business outlook going forward.
To join the conference call, dial (877) 303-6977 in the USA and Canada, or (760) 298-5079 in all other countries. Please call five to ten minutes prior to the scheduled start time. The live audio webcast can be accessed from the 'Events and Presentations' page of Mercury's website at www.mrcy.com/investor.
A replay of the webcast will be available two hours after the call and archived on the same web page for six months.

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures
In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides adjusted EBITDA and free cash flow, which are non-GAAP financial measures. Adjusted EBITDA excludes certain non-cash and other specified charges. Free cash flow is defined as cash flow from operating activities less capital expenditures. The Company believes these non-GAAP financial measures are useful to help investors understand its past financial performance and prospects for the future. However, the presentation of adjusted EBITDA and free cash flow is not meant to be considered in isolation or as a substitute for financial information provided in accordance with GAAP. Management believes the adjusted EBITDA and free cash flow financial measures assist in providing a more complete understanding of the Company’s underlying operational results and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. A reconciliation of GAAP to non-GAAP financial results discussed in this press release is contained in the attached exhibits.

Mercury Systems - Innovation That Matters™
Mercury Systems (NASDAQ:MRCY) is the better alternative for affordable, secure and sensor processing subsystems designed and made in the USA. Optimized for program and mission success, Mercury’s solutions power a wide variety of critical defense and intelligence applications on more than 300 programs such as Aegis, Patriot, SEWIP, F-35 and Gorgon Stare. Headquartered in Chelmsford, Massachusetts, Mercury Systems is a high-tech commercial company purpose-built to meet rapidly evolving next-generation defense electronics challenges. To learn more, visit www.mrcy.com.

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Mercury Reports Second Quarter Fiscal 2015 Results, Page 8

Forward-Looking Safe Harbor Statement
This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to fiscal 2015 business performance and beyond and the Company’s plans for growth and improvement in profitability and cash flow. You can identify these statements by the use of the words “may,” “will,” “could,” “should,” “would,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” “likely,” “forecast,” “probable,” “potential,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, continued funding of defense programs, the timing and amounts of such funding, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, changes in, or in the U.S. Government’s interpretation of, federal export control or procurement rules and regulations, market acceptance of the Company's products, shortages in components, production delays due to performance quality issues with outsourced components, inability to fully realize the expected benefits from acquisitions, divestitures and restructurings, or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, changes to export regulations, increases in tax rates, changes to generally accepted accounting principles, difficulties in retaining key employees and customers, unanticipated costs under fixed-price service and system integration engagements, and various other factors beyond our control. These risks and uncertainties also include such additional risk factors as are discussed in the Company's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2014. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

# # #
Contact:
Gerry Haines, CFO
Mercury Systems, Inc.
978-967-1990

Mercury Systems and Innovation That Matters are trademarks of Mercury Systems, Inc. Other product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Second Quarter Fiscal 2015 Results, Page 9

MERCURY SYSTEMS, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)	December 31,	June 30,
	2014	2014

Assets
Current assets:
Cash and cash equivalents	$56,987	$47,287
Accounts receivable, net	47,432	37,625
Unbilled receivables and costs in excess of billings	19,774	22,036
Inventory	30,011	31,655
Deferred income taxes	15,172	15,216
Prepaid income taxes	4,729	1,481
Prepaid expenses and other current assets	3,835	3,631
Current assets of discontinued operations	1,095	1,374
Total current assets	179,035	160,305

Restricted cash	264	265
Property and equipment, net	12,968	14,144
Goodwill	168,146	168,146
Intangible assets, net	21,481	25,006
Other non-current assets	1,238	987
Non-current assets of discontinued operations	2,235	4,859
Total assets	$385,367	$373,712

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$11,300	$7,054
Accrued expenses	8,817	8,377
Accrued compensation	8,979	9,983
Deferred revenues and customer advances	8,778	5,898
Current liabilities of discontinued operations	1,583	1,618
Total current liabilities	39,457	32,930

Deferred gain on sale-leaseback	1,507	2,086
Deferred income taxes	5,021	5,911
Income taxes payable	3,277	3,154
Other non-current liabilities	1,165	1,666
Non-current liabilities of discontinued operations	724	818
Total liabilities	51,151	46,565

Shareholders’ equity:
Common stock	322	312
Additional paid-in capital	248,228	241,725
Retained earnings	84,863	84,099
Accumulated other comprehensive income	803	1,011
Total shareholders’ equity	334,216	327,147

Total liabilities and shareholders’ equity	$385,367	$373,712

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Mercury Reports Second Quarter Fiscal 2015 Results, Page 10

MERCURY SYSTEMS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net revenues	$57,089	$50,932	$111,150	$101,658
Cost of revenues (1)	30,054	26,607	60,116	55,771
Gross margin	27,035	24,325	51,034	45,887

Operating expenses:
Selling, general and administrative (1)	12,677	13,944	24,967	28,265
Research and development (1)	7,895	10,142	15,846	19,454
Amortization of intangible assets	1,762	1,803	3,524	3,788
Restructuring and other charges	1,162	97	2,430	82
Total operating expenses	23,496	25,986	46,767	51,589

Income (loss) from operations	3,539	(1,661)	4,267	(5,702)

Interest income	4	3	7	4
Interest expense	(8)	(11)	(16)	(26)
Other income, net	398	440	392	872

Income (loss) from continuing operations before income taxes	3,933	(1,229)	4,650	(4,852)

Tax provision (benefit)	1,047	(442)	1,047	(1,761)

Income (loss) from continuing operations	2,886	(787)	3,603	(3,091)
Loss from discontinued operations, net of tax	(2,621)	(258)	(2,839)	(210)
Net income (loss)	$265	$(1,045)	$764	$(3,301)

Basic net earnings (loss) per share:
Continuing operations	$0.09	$(0.02)	$0.11	$(0.10)
Loss from discontinued operations	(0.08)	(0.01)	(0.09)	(0.01)
Basic net earnings (loss) per share:	$0.01	$(0.03)	$0.02	$(0.11)

Diluted net earnings (loss) per share:
Continuing operations	$0.09	$(0.02)	$0.11	$(0.10)
Loss from discontinued operations	(0.08)	(0.01)	(0.09)	(0.01)
Diluted net earnings (loss) per share:	$0.01	$(0.03)	$0.02	$(0.11)

Weighted-average shares outstanding:
Basic	32,052	30,988	31,880	30,820
Diluted	32,686	30,988	32,720	30,820

(1) Includes stock-based compensation expense, allocated as follows:
Cost of revenues	$115	$192	$266	$399
Selling, general and administrative	$1,778	$2,004	$3,744	$4,318
Research and development	$363	$420	$797	$887

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Mercury Reports Second Quarter Fiscal 2015 Results, Page 11

MERCURY SYSTEMS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Cash flows from operating activities:
Net income (loss)	$265	$(1,045)	$764	$(3,301)
Depreciation and amortization	3,520	3,908	7,150	8,028
Other non-cash items, net	3,606	2,762	4,799	6,018
Changes in operating assets and liabilities	838	1,733	(2,306)	(1,214)

Net cash provided by operating activities	8,229	7,358	10,407	9,531

Cash flows from investing activities:
Purchases of property and equipment	(1,218)	(2,826)	(2,123)	(3,934)
Increase (decrease) in other investing activities	1	(300)	1	(300)

Net cash used in investing activities	(1,217)	(3,126)	(2,122)	(4,234)

Cash flows from financing activities:
Proceeds from employee stock plans	1,076	520	1,312	580
Payments of capital lease obligations	(160)	(222)	(320)	(343)
Excess tax benefits from stock-based compensation	220	3	536	3

Net cash provided by financing activities	1,136	301	1,528	240

Effect of exchange rate changes on cash and cash equivalents	(37)	(104)	(113)	(128)

Net increase in cash and cash equivalents	8,111	4,429	9,700	5,409

Cash and cash equivalents at beginning of period	48,876	40,106	47,287	39,126

Cash and cash equivalents at end of period	$56,987	$44,535	$56,987	$44,535

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Mercury Reports Second Quarter Fiscal 2015 Results, Page 12

UNAUDITED SUPPLEMENTAL INFORMATION RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands)

Adjusted EBITDA, a non-GAAP measure for reporting financial performance, excludes the impact of certain items and, therefore, has not been calculated in accordance with GAAP. Management believes that exclusion of these items assists in providing a more complete understanding of the Company’s underlying continuing operations results and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Interest income and expense. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements. These amounts may vary from period to period due to changes in cash and debt balances and interest rates driven by general market conditions or other circumstances outside of the normal course of Mercury’s operations.

Income taxes. The Company’s GAAP tax expense can fluctuate materially from period to period due to tax adjustments that are not directly related to underlying operating performance or to the current period of operations.

Depreciation. The Company incurs depreciation expense related to capital assets purchased to support the ongoing operations of the business. These assets are recorded at cost or fair value and are depreciated using the straight-line method over the useful life of the asset. Purchases of such assets may vary significantly from period to period and without any direct correlation to underlying operating performance.

Amortization of intangible assets. The Company incurs amortization of intangibles related to various acquisitions it has made and license agreements. These intangible assets are valued at the time of acquisition, are amortized over a period of several years after acquisition and generally cannot be changed or influenced by management after acquisition.

Restructuring and other charges. The Company incurs restructuring and other charges in connection with management’s decisions to undertake certain actions to realign operating expenses through workforce reductions and the closure of certain Company facilities, businesses and product lines. Management believes this item is outside the normal operations of the Company’s business and is not indicative of ongoing operating results.

Impairment of long-lived assets. The Company incurs impairment charges of long-lived assets based on events that may or may not be within the control of management. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Acquisition costs and other related expenses. The Company incurs costs associated with third-party professional services related to acquisition and potential acquisition opportunities, such as legal and accounting fees. Although we may incur such costs and other related charges and adjustments, it is not indicative that any transaction will be consummated. Management believes the exclusion of these items eliminates fluctuations in our selling, general, and administrative expenses related to acquisition activities which are unrelated to ongoing operations.

Fair value adjustments from purchase accounting. As a result of applying purchase accounting rules to acquired assets and liabilities, certain fair value adjustments are recorded in the opening balance sheet of acquired companies.  These adjustments are then reflected in the Company’s income statements in periods subsequent to the acquisition.  In addition, the impact of any changes to originally recorded contingent consideration amounts are reflected in the income statements in the period of the change. Management believes these items are outside the normal operations of the Company and are not indicative of ongoing operating results.

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of revenues, selling, general and administrative expense and research and development expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are

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Mercury Reports Second Quarter Fiscal 2015 Results, Page 13

difficult to predict and are not within the control of management, such as the market price and volatility of the Company’s shares, risk-free interest rates and the expected term and forfeiture rates of the awards. Management believes that exclusion of these expenses allows comparisons of operating results to those of other companies, both public, private or foreign, that disclose non-GAAP financial measures that exclude stock-based compensation.

Mercury uses adjusted EBITDA as an important indicator of the operating performance of its business. Management excludes the above-described items from its internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to the Company’s board of directors, determining the portion of bonus compensation for executive officers and other key employees based on operating performance, evaluating short-term and long-term operating trends in the Company’s operations, and allocating resources to various initiatives and operational requirements. The Company believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of charges that may vary from period to period without any correlation to underlying operating performance. The Company believes that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making. The Company believes that trends in its adjusted EBITDA are valuable indicators of its operating performance.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the adjusted EBITDA financial adjustments described above, and investors should not infer from the Company’s presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring.

The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Income (loss) from continuing operations	$2,886	$(787)	$3,603	$(3,091)
Interest expense, net	4	8	9	22
Tax provision (benefit)	1,047	(442)	1,047	(1,761)
Depreciation	1,590	1,942	3,290	3,916
Amortization of intangible assets	1,762	1,803	3,524	3,788
Restructuring and other charges	1,162	97	2,430	82
Stock-based compensation expense	2,256	2,616	4,807	5,604
Adjusted EBITDA	$10,707	$5,237	$18,710	$8,560

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Mercury Reports Second Quarter Fiscal 2015 Results, Page 14

Free cash flow, a non-GAAP measure for reporting cash flow, is defined as cash provided by operating activities less capital expenditures and, therefore, has not been calculated in accordance with GAAP. Management believes free cash flow provides investors with an important perspective on cash available for investment and acquisitions after making capital investments required to support ongoing business operations and long-term value creation. The Company believes that trends in its free cash flow are valuable indicators of its operating performance and liquidity.

Free cash flow is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenditures similar to the free cash flow financial adjustment described above, and investors should not infer from the Company’s presentation of this non-GAAP financial measure that these expenditures reflect all of the Company's obligations which require cash.

The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Cash flows from operations	$8,229	$7,358	$10,407	$9,531
Capital expenditures	(1,218)	(2,826)	(2,123)	(3,934)
Free cash flow	$7,011	$4,532	$8,284	$5,597

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Second Quarter Fiscal 2015 Results, Page 15

MERCURY SYSTEMS, INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE RANGE
Quarter Ending March 31, 2015
(In thousands, except per share data)

The Company defines adjusted EBITDA as income from continuing operations before interest income and expense, income taxes, depreciation, amortization of intangible assets, restructuring and other charges, impairment of long-lived assets, acquisition costs and other related expenses, fair value adjustments from purchase accounting, and stock-based compensation costs.

The following table reconciles the adjusted EBITDA financial measure to its most directly comparable GAAP measure:

	Range
	Low	High

GAAP expectation -- Earnings per share from continuing operations	$0.10	$0.14

GAAP expectation -- Income from continuing operations	$3,500	$4,600

Adjust for:
Interest expense, net	—	—
Income taxes	1,000	1,400
Depreciation	1,600	1,600
Amortization of intangible assets	1,700	1,700
Restructuring and other charges	100	100
Acquisition costs and other related expenses	200	200
Stock-based compensation expense	2,400	2,400
Adjusted EBITDA expectation	$10,500	$12,000

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Second Quarter Fiscal 2015 Results, Page 16

MERCURY SYSTEMS, INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE RANGE
Year Ending June 30, 2015
(In thousands, except per share data)

The Company defines adjusted EBITDA as income from continuing operations before interest income and expense, income taxes, depreciation, amortization of intangible assets, restructuring and other charges, impairment of long-lived assets, acquisition costs and other related expenses, fair value adjustments from purchase accounting, and stock-based compensation costs.

The following table reconciles the adjusted EBITDA financial measure to its most directly comparable GAAP measure:

	Range
	Low	High

GAAP expectation -- Earnings per share from continuing operations	$0.33	$0.39

GAAP expectation -- Income from continuing operations	$10,800	$12,800

Adjust for:
Interest expense, net	—	—
Income taxes	4,400	5,400
Depreciation	6,700	6,700
Amortization of intangible assets	7,000	7,000
Restructuring and other charges	2,600	2,600
Acquisition costs and other related expenses	400	400
Stock-based compensation expense	9,100	9,100
Adjusted EBITDA expectation	$41,000	$44,000

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY